Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of September 19, 2013 (the “Effective Date”) by and between Exelixis, Inc., a Delaware corporation (“Exelixis” or the “Company”), and Pamela A. Simonton (“Executive”). Executive and Exelixis are jointly referred to herein as the “Parties,”
WITNESSETH:
WHEREAS, Executive has been employed by Exelixis since April 3, 2000 and employed as Executive Vice President and General Counsel since January 1, 2008; and
WHEREAS, commencing on the Effective Date, Exelixis desires to engage Executive’s services as Executive Vice President, Exelixis and Executive is willing to serve in the employ of Exelixis in such capacity; and
WHEREAS, the Parties wish to enter into a written agreement setting forth the terms and conditions of Executive’s continued employment:
NOW THEREFORE, in consideration of the mutual promises of the Parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:
1.Employment and Term.
Effective on the Effective Date, Exelixis hereby employs Executive in the position of Executive Vice President, Exelixis and Executive hereby accepts such employment and agrees to render services to the Company, upon the terms and conditions set forth in this Agreement. The term of this Agreement shall be for a term of three years, commencing on the Effective Date, subject to the provisions of Section 4.
2.    Duties.
(a)    As Executive Vice President, Exelixis Executive shall have the typical duties, responsibilities and authority of such position, subject to the authority of the Chief Executive Officer (“CEO”) of the Company to expand or limit such duties, responsibilities and authority. Executive’s duties shall include but not be limited to those duties attached as Exhibit A. Executive’s duties will be such that she would be able to routinely work remote. Executive understands that there may be occasions during the term of the Agreement that her duties will require her to be present in the office, including when requested by the CEO, and at times travel.

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(b)    Executive shall report to the CEO of the Company. Executive shall devote her best efforts and all of her business time, attention, skill and energy exclusively to the business of the Company. While employed by Exelixis, Executive shall not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage; provided, however, that Executive may engage in appropriate civic or charitable activities and devote a reasonable amount of time to private investments, service on boards of directors or other activities, conducting seminars and making presentations, provided that such activities do not interfere or conflict with Executive’s responsibilities and are not or not likely to be contrary to the interests of the Company.
(c)    Executive shall be subject to, and shall comply with, the policies, standards and procedures generally applicable to executives of Exelixis from time to time.
(d)    Ninety (90) days before the one-year anniversary of the Effective Date, the Parties shall review Executive’s performance during the first nine months of this Agreement to assess whether her position should remain a full-time position or whether the position should be adjusted to part-time status. If the position is changed to part-time status, such status change shall be effective no earlier than November 1, 2014. The Company shall make the final determination with respect to the full-time or part-time status of the position. Part-time status shall mean 30 hours per week which qualifies Executive for regular company benefits including but not limited to those programs currently included in the Exelixis, Inc. Health and Welfare Plan (group medical, dental and vision insurance; employee assistance program; life; accidental death and disability and travel accident insurance; and prepaid legal insurance); the Exelixis, Inc. 401(k) Plan; the Exelixis, Inc. Employee Stock Purchase Plan; and paid holidays.
3.    Compensation and Benefits.
(a)    Base Salary. Exelixis shall compensate and pay Executive for services during the term of this Agreement at a base salary of $430,523.34 per year (“Base Salary”) based on a full-time position, less applicable payroll withholdings, payable in accordance with Exelixis’ normal payroll practices. This salary shall be subject to annual review and adjustment by the Compensation Committee or the Board of Directors in accordance with its general policies as in effect from time to time. In the event that Executive’s position is changed from full-time to part-time in accordance with Section 2(d), Executive’s salary shall be adjusted to a prorated amount.
(b)    Fringe Benefits. Executive shall be entitled to participate in all of Exelixis’ employee benefit programs generally available to employees of the Company, subject to the terms and conditions of such programs. Those programs currently include the Exelixis, Inc. Health and Welfare Plan (group medical, dental and vision insurance; employee assistance program; life, accidental death and disability and travel accident insurance; long-term disability insurance; and prepaid legal insurance); the Exelixis, Inc. 401(k) Plan; the Exelixis, Inc. Employee Stock Purchase Plan; and

paid vacation, paid sick leave and paid holidays. All benefits are subject to change at the sole discretion of the Board of Directors of the Company.
(c)    Executive Benefits. Executive shall be entitled to maintain her participation in the Exelixis, Inc 2000 Equity Incentive Plan Stock Option Agreement and to participate in the Exelixis, Inc. 2011 Equity Incentive Plan Option Agreement, the Exelixis, Inc. Change in Control and Severance Benefit Plan and the Company’s discretionary cash and/or stock bonus programs provided for in the Exelixis, Inc. 2011 Equity Incentive Plan approved by stockholders May 18, 2011, for executives. In determining the amount of the discretionary bonus for Executive, the same criteria used for determining cash and/or stock Bonus payments to other Executive Vice Presidents on the Management Team shall be utilized so that Executive is treated consistently with her peers.
(d)    Reimbursement of Business Expenses. Exelixis shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing her duties under this Agreement which are consistent with Exelixis’ policies in effect from time to time with respect to travel, entertainment and other business expenses for Executive Vice Presidents, subject to Exelixis’ requirements with respect to reporting and documentation of such expenses. Such reimbursements shall be payable in accordance with Exelixis’ general reimbursement practices.
4.    Termination.
(a)    Employment At-Will and Termination. Notwithstanding any other provision to the contrary contained herein, Executive’s employment with Exelixis is “at will.” Executive or Exelixis may end the employment relationship at any time for any reason, with or without Cause.
(i)    Either Party may terminate this Agreement and Executive’s employment for any reason upon thirty (30) days’ written notice to the other party that this Agreement is being terminated after November 1, 2014.
(ii)    The Parties may terminate this Agreement and Executive’s employment for any reason without notice upon mutual written agreement of the parties.
(iii)    Exelixis may terminate Executive’s employment and this Agreement upon written notice to Executive at any time that the Company has determined that there is Cause for such termination. For purposes of this Agreement, “Cause” shall mean “Cause” as defined in Section 2(m) of the Exelixis, Inc. Change in Control and Severance Benefit Plan (the “CIC Plan”).
(iv)    This Agreement shall terminate immediately upon Executive’s death.
(b)    Payments Upon Termination. Except as provided in this Section 4(b), in the event that (i) Executive’s employment is terminated by the Company for Cause or (ii) Executive terminates her employment hereunder, Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after her termination date other than for Base Salary and vacation accrued through the termination date.
(i)    Termination Without Cause. If Executive’s employment with Exelixis is terminated by Exelixis without Cause, including because of “Disability” as defined in the Section 13 (g) of the Exelixis, Inc. Equity Incentive Plan adopted by the stockholders May 18, 2011, prior to the expiration of the term of this Agreement, the Company shall pay Executive the following benefits (“Severance Benefits”):
(A)    A cash severance benefit equal to the Executive’s current Base Salary at the time of termination (calculated on a full-time employment basis) for the remainder of the term described in Section 1. Assuming Executive has timely complied with the obligation under Section 4(c), such payment shall be made in a single lump sum on the first business day following thirty-five (35) days after Executive’s termination date and shall be subject to the withholding of such amounts, if any, relating to tax and other payroll obligations as the Company may reasonably determine should be withheld pursuant to applicable law or regulation; and
(B)    The full amount of Executive’s COBRA premiums on behalf of Executive and her eligible dependents under the Company’s group health plan shall be paid by Company for a period equal to the lesser of the balance of the term of this Agreement as defined in Section 1 or until Executive obtains coverage under another group health plan, provided that Executive timely elects continuation coverage under COBRA (section 4980 of the Internal Revenue Code of 1986 [the “Code”]). Executive shall promptly notify the Company in writing in the event that she obtains coverage under another group health plan. The Company’s obligation to pay or reimburse COBRA premiums is subject to the condition that such payments shall not violate the nondiscrimination provisions of section 105(h) of the Code or any other applicable law or regulation, including, without limitation, the Patient Protection and Affordable Care Act of 2010. If Exelixis reasonably determines that the payment of such premiums would be discriminatory under section 105(h) of the Code or any other applicable law or regulation, Exelixis may in its sole discretion, in lieu of such payments, increase the payment in Section 4(b)(i)(A) above.
(C)    All other employee benefits shall terminate as of Executive’s termination date (except to the extent that a conversion privilege may be available thereunder). Vesting of and exercisability of any outstanding options to purchase the Company’s common stock (or stock appreciation rights or other rights with respect to stock of the Company issued pursuant to the Exelixis, Inc. 2000 Equity Incentive Plan Stock Option Agreement or the Exelixis, Inc. 2011 Equity Incentive Plan Option Agreement or any successor or similar plan adopted by the Company and held by Executive), if not disallowed under the then-current Employee Incentive Program and the Employee Equity Agreement, shall not be accelerated upon Executive’s termination if Executive is terminated for Cause as defined in Section 4 (a)(iii) or the Parties mutually agree to terminate the Agreement. For termination without Cause, any unvested options granted pursuant to the Exelixis, Inc. 2000 Equity Incentive Plan Stock Option Agreement or the Exelixis, Inc. 2011 Equity Incentive Plan Option Agreement or any successor or similar plan adopted by the Company and held by Executive, if not disallowed under the then-current Employee Incentive Program and the Employee Equity Agreement shall be accelerated upon Executive’s termination. Executive shall have until July 31, 2017 to exercise the stock options that have vested.
(ii) Change in Control. Notwithstanding Section 3(b)(i) of the CIC Plan, in the event that Executive’s employment is terminated prior to the expiration of the contract term described in Section 1 due to a Covered Termination or a Change in Control Termination as those terms are defined in the CIC Plan, in lieu of any Severance Benefits under this Agreement, Executive shall be entitled to receive all of the rights and benefits provided under the CIC Plan.
(c)    Release and Commencement of Severance Benefits. As a condition of receiving any Severance Benefits under this Section 4, Executive must sign a Release Agreement substantially in the form of Exhibit B to the CIC Plan (“Release”) releasing Exelixis and all affiliated or related entities and individuals from known and unknown claims, and such Release must become effective according to its terms. If the period for signing and revoking the Release begins in one taxable year for the Executive and ends in the subsequent taxable year, the payment of any Severance Benefits will begin in the second taxable year.
(d)    Section 409A. The parties intend that the Severance Benefits provided under this Agreement will be deemed not to be deferred compensation subject to section 409A of the Code (“section 409A”) to the maximum extent provided in the exceptions provided in the Treasury Regulations for short term deferrals (section 1.409A-1(b)(4)) and separation pay plans (section 1.409A-1(b)(9)). All Severance Benefits shall be paid within the period ending no later than the last day of the second taxable year of the Executive following the taxable year in which the Executive’s separation from service occurs, in conformance with section 1.409A-1(b)(9) of the Treasury Regulations. If Executive is a “specified employee” of the Company or any affiliate thereof within the meaning of section 409A(a)(2)(B)(i) of the Code on her termination date, then any cash severance payments pursuant to this Section 4(b) shall be delayed until the date that is six (6) months after Executive’s termination date, without any adjustment on account of such delay.

5.    Protection of Confidential Information.
(a)    Employee Proprietary and Inventions Agreement. Executive acknowledges and agrees that in connection with her employment with Exelixis, she has signed an Employee Proprietary Information and Inventions Agreement with the Company, a copy of which is attached hereto as Exhibit “C” and incorporated herein. Executive confirms that during the term of her employment and thereafter, she will be subject to such agreement. Executive acknowledges and agrees that she will comply fully with her Employee Proprietary Information and Inventions Agreement unless it is determined not to be enforceable in whole or in part under California law.
(b)    Return of Property. On and after Executive’s termination of employment for any reason, or at any time during Executive’s employment, at the request or direction of the Company, Executive will immediately deliver to Exelixis any or all equipment, property, material, confidential and proprietary information (as defined in Exhibit “C”) or copies thereof which are owned by the Company or its affiliates and are in Executive’s possession and control. Such property includes documents or other information prepared by Executive or on Executive’s behalf, or provided to Executive in connection with Executive’s duties while employed by Exelixis, regardless of the form in which such document or information is maintained or stored. Executive may retain a copy of any document or information describing any rights Executive may have after the termination of Executive’s employment.
(c)    Remedies. Executive acknowledges that the provisions of her Employee Proprietary Information and Inventions Agreement incorporated herein are necessary, fundamental and required for the protections and continued conduct of Exelixis’ business, and that breach of such provisions may cause Exelixis or its affiliates irreparable harm which cannot be adequately compensated by monetary damages, and therefore in the event of a breach or threatened breach of this Agreement, Exelixis or its affiliates (including their successors) may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any breaches of, the provisions of this Agreement.
6.    General Provisions.
(a)    Arbitration. Except for claims for injunctive relief brought pursuant to Section 5(c), any dispute or controversy arising out of or relating to this Agreement, or the employment relationship created by this Agreement, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, will be resolved exclusively by final and binding arbitration. The arbitration will take place before a single neutral arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California with JAMS’ then-applicable arbitration rules for the resolution of employment claims. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitrator shall be selected by mutual agreement from an association or listing or arbitrators or retired judges. Exelixis shall be responsible for the fees and expenses of the arbitrator in connection with the Arbitration. Executive shall be responsible for any costs required by the arbitrator necessary to commence the arbitration, if so commenced at Executive’s request, but in no event shall Executive be responsible for any costs beyond those which he would be required to incur if he filed a civil action in court concerning the dispute or controversy. The Parties shall have all the rights, remedies and defenses available in a civil action for the dispute or controversy. The prevailing party is entitled to recover her or its attorney’s fees and costs. The arbitrator shall issue a written award that includes the arbitrator’s essential findings and conclusions. The arbitrator will not have the authority to amend, modify, supplement or change the terms and conditions of employment as set forth in this Agreement. This arbitration provision will not prohibit either party from seeking injunctive relief pending the outcome of the arbitration or an order confirming or vacating the award in a court of competent jurisdiction.
(b)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(c)    Complete Agreement. This Agreement embodies the complete agreement and understanding of the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof. There are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referenced in this Agreement.
(d)    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, Exelixis and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement, being personal, shall not be assignable.
(e)    Governing Law and Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of California. Except as provided in Section 6(a), each of the parties hereto submits to the exclusive jurisdiction and venue of any state or federal court sitting in the County of San Mateo, California.

(f)    Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
(g)    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Exelixis (as approved by the Board) and Executive.
(h)    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
(i)    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors, permitted assigns or Affiliates any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(j)    Notices. All notices, requests and other communications under this Agreement must be in writing and shall be deemed to have been duly given only if delivered by email or facsimile transmission, personal delivery with written receipt, or delivery by overnight courier prepaid, using the following contact information:
If to Executive: Pamela A. Simonton JD, LLM
At the address of the Executive as set forth in the Executive’s personnel file maintained by the Company.
With a copy (which shall not constitute notice) to:
Rudy Exelrod Zieff & Lowe LLP
Attn: Alan B. Exelrod, Esq.
351 California Street, Suite 700
San Francisco, CA 94104

If to Company:	Exelixis, Inc. 210 East Grand Ave. South San Francisco, CA 94080 Attention: Laura Dillard, Vice President, Human Resources

Fax: 650.837.7226
email: ldillard@exelixis.com
With a copy (which shall not constitute notice) to:
Littler Mendelson, P.C.
Attn: Jennifer J Walt, Esq.
650 California Street
San Francisco, CA 94108

(k)    Survival. The covenants contained in Sections 5, 6(a) and 6(f) will survive any termination or expiration of this Agreement.
(l)    Review and Enforceability of Agreement. Executive represents and warrants that prior to executing this Agreement, she reviewed each and every provision of this Agreement and understands same, and that he had a full opportunity to have this Agreement reviewed by legal counsel of Executive’s own choosing.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Pamela A. Simonton Executive		EXELIXIS, INC., the Company
		By:	/s/ Michael M. Morrissey
/s/ Pamela A. Simonton	19 Sept 2013	Title:	CEO
Signature	Date	Date:	9.19.2013

EXHIBIT A

Executive Vice President, Exelixis
SUMMARY OF MAJOR JOB RESPONSIBILITIES

Duties include, but are not limited to:

•	Continue as General Counsel until such time as a new General Counsel is retained by the Company

•	Assisting in transitioning of projects to the new General Counsel

•	Advising members of the Management Team on Global Patent Strategies

•	Assisting in the conducting of due diligence for financing projects or licensing activity

•	Serving as a Director of the offshore entities

•	Assisting with business development activities

•	Assisting with Legal training to general employee population, if needed

EXHIBIT B

RELEASE AGREEMENT

I understand that this Release, together with the Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement. Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, I understand that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Release.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Employment Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.
I hereby represent that I have been paid all compensation owed and for all hours worked;
I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the
Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

EMPLOYEE
Name:
Date:

EXHIBIT C

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
(U.S. EMPLOYEES)

In consideration of my employment by Exelixis, Inc. or any of its affiliated companies (the "Company"), and the compensation paid to me, I hereby agree as follows:
1.    NONDISCLOSURE
1.1    Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter for a period of ten (10) years, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign and agree to assign to the Company any rights, title and interest that I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
1.2    Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes tangible and intangible information relating to biological and organic materials and/or protocols, including, but not limited to, antibodies, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement.
1.3    Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter for a period of ten (10) years, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel or other authorized representatives who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4    No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other third party to whom I have an obligation of confidentiality unless consented to in writing by that former employer or third party. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2.    ASSIGNMENT OF INVENTIONS.
2.1    Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent (including without limitation, any invention, development, concept, and improvement), trademark, copyright, mask work and other intellectual property rights throughout the world.
2.2    Prior Inventions. Inventions which are the subject of a pending patent application or issued patent, and have been reduced to practice prior to the commencement of my employment with the Company, are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B, attached hereto, a complete list of all inventions, listed by Country filed patent number, that I have, alone or jointly with others, reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, have modified, use, have used, sell, have sold, import and have imported such Prior Invention as part of or in connection with such product, process or machine, unless a portion is restricted by a prior obligation, in which case such portion may be excluded. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, in whole or in part, Prior Inventions in any Company Inventions without the Company's prior written consent.
2.3    Assignment of Proprietary Rights. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future all my right, title and interest in and to any and all Proprietary Rights (which are filed in patent applications or made or first fixed in a tangible medium, as applicable) to the Company whether or not patentable or registrable under patent, copyright or similar statutes, which are made, conceived, developed, discovered, or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are referred to as "Company Inventions."
2.4    Nonassignable Inventions. This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under applicable state laws. For California-based employees, Section 2870 et seq. of the California Labor Code (hereinafter "Section 2870") requires that I receive the notification on Exhibit A (Limited Exclusion Notification) and by my signature below, I acknowledge receipt of the notification.
2.5    Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all inventions authored or made by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of my employment and provide a copy of such patent application(s) in written and electronic form; I will provide said disclosure and/or copies within thirty (30) days of conception, making and/or reduction to practice, or filing, respectively. At the time of each such disclosure, I will advise the Company in writing of any inventions that I believe fully qualify for protection under applicable state laws (including in California, Section 2870); and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to inventions that qualify fully for protection under the provisions of applicable state laws. In any event, I will preserve the confidentiality of any invention that does not fully qualify for protection under applicable state laws.
2.6    Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party,

including without limitation the United States, as directed by the Company.
2.7    Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to the United States Copyright Act (17 U.S.C., Section 101).
2.8    Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end, I will execute, verify and deliver such documents (including but not limited to patent applications and assignments) and perform such other acts (including without limitation, appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3.    RECORDS. I agree to keep and maintain adequate and current records (in the form of laboratory notebooks, notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Rights developed, discovered, conceived or made by me (solely or jointly) during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4.    ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company, I will not induce any employee of the Company to leave the employ of the Company.
5.    NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
6.    RETURN OF COMPANY PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all property of the Company, including without limitation laboratory notebooks, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any personal property situated on the Company's premises, including computers, email, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement verifying my compliance with the terms of this Agreement.
7.    LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
8.    NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
Executive Director, Human Resources
Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083-0511

_______________________________________
_______________________________________
_______________________________________
9.    NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby give consent to Company to notify my new employer of my rights and obligations under this Agreement.
10.    GENERAL PROVISIONS.
10.1    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Mateo County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.
10.2    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
10.3    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, legatees, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
10.4    Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
10.5    Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without advance notice and with or without cause. This is called "employment at will," and no one other than the President of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy. Furthermore, any such agreement must be in writing and must be signed by both the President of the Company and me.
10.6    Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
10.7    Advice of Counsel.     I acknowledge that, in executing this agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.
[signature page follows]

10.8    Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
This Agreement shall be effective as of the first day of my employment with the Company, namely: _______________, 20____.
I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit B to this Agreement.

EMPLOYEE

Dated:

Signature

Printed Name:

COMPANY

Dated:

Signature:

Printed Name: Pamela Simonton

EXHIBIT A
LIMITED EXCLUSION NOTIFICATION
THIS IS TO NOTIFY you in accordance with Section 2870, et seq. of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:
1.Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or
2.Result from any work performed by you for the Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
I ACKNOWLEDGE RECEIPT of a copy of this notification.
By:
(PRINTED NAME OF EMPLOYEE)
Date:
Received by:

________________________
Signature

Laura Dillard, Executive Director, Human Resources
Name & Title

________________________
Date

EXHIBIT B
PRIOR INVENTIONS

TO:        Exelixis, Inc.

FROM:
DATE:

SUBJECT:	Prior Inventions
1.    Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Exelixis, Inc. (the "Company") that have whatever recited above by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements.
See below:

Additional sheets attached.
2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):
Invention or Improvement    Party(ies)        Relationship
1.
2.
3.
Additional sheets attached.